UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-20552

                          DYNEX SECURITIES CORPORATION
             (Exact name of registrant as specified in its charter)

            4551 Cox Road, Suite 300, Glen Allen, Virginia 23060-586
                                 (804) 217-5800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, No Par Value

                Dynex Securities Corporation Collateralized Bonds
     Series 1992-1  through  1992-6,  1993-1  through  1993-11,  1994-1  through
                           1994-12, 1995-1 and 1995-2

            (Title of each class of securities covered by this Form)

                                      None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4(a)(1)(i)       [ X ]          Rule 12h-3(b)(1)(i)       [ X ]
   Rule 12g-4(a)(1)(ii)      [   ]          Rule 12h-3(b)(1)(ii)      [   ]
   Rule 12g-4(a)(2)(i)       [   ]          Rule 12h-3(b)(2)(i)       [   ]
   Rule 12g-4(a)(2)(ii)      [   ]          Rule 12h-3(b)(2)(ii)      [   ]
                                            Rule 15d-6                [   ]

         Approximate number of holders of record as of the certification or notice date:

                                                               Number of
                                                             Record Holders

 Common Stock, No Par Value                                           1
 Dynex Securities Corporation Collateralized Bonds:
           Series 1992-1 through 1992-6                               1
           Series 1993-1 through 1993-11                              0
           Series 1994-1 through 1994-12                              2
           Series 1995-1                                              0
           Series 1995-2                                              0

     Pursuant to the requirements of the Securities Exchange Act of 1934, Dynex Securities Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        DYNEX SECURITIES CORPORATION


Date:  March 31, 2005                   By:    /s/ Stephen J. Benedetti
                                               ---------------------------------
                                               Stephen J. Benedetti
                                               President

     Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.